UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2017
____________________

IMATION CORP.

(Exact name of registrant as specified in its charter)

 ___________________

Delaware	001-14310	41-1838504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1099 Helmo Ave. N., Suite 250, Oakdale, Minnesota 55128

(Address of principal executive offices, including zip code)

(651) 704-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 below regarding the delivery of the Note (as defined in Item 2.01) is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 23, 2017, Imation Corp. (the “Company” or “we”) consummated the previously announced sale (the “Stock Sale”) of all of the issued and outstanding common stock of Nexsan Corporation (“Nexsan”) to NXSN Acquisition Corp. (“NXSN”), an affiliate of Spear Point Capital Management LLC (“Spear Point”). Prior to the consummation of the Stock Sale, we contributed all of the issued and outstanding stock of Connected Data, Inc. to Nexsan.

The Stock Sale was effected pursuant to the Stock Purchase Agreement, dated as of November 22, 2016, by and between the Company and NXSN (the “Stock Purchase Agreement”), as amended by Amendment No. 1 to the Stock Purchase Agreement, dated as of December 12, 2016 (the “Amendment”).

In consideration of the Stock Sale, we received (i) a senior secured convertible promissory note issued by NXSN in an initial aggregate principal amount of $25 million, subject to certain adjustments (the “Note”), and (ii) 50% of the issued and outstanding shares of common stock of NXSN (the “NXSN Shares”). The remaining 50% of the issued and outstanding shares of NXSN common stock is owned by Spear Point Private Equity LP (“SPPE”).

As has been previously disclosed, the Note represents a senior secured obligation of NXSN, matures on the third anniversary of the date of issuance, ranks senior in right of payment to all other indebtedness of NXSN, is guaranteed by Nexsan and certain of its subsidiaries, and is secured by a first priority lien on all of the assets of NXSN, including the capital stock of Nexsan and certain of its subsidiaries. The foregoing guarantees and security interests are provided by a guaranty and security agreement (the “Guaranty and Security Agreement”), which we entered into with NXSN, Nexsan and certain of Nexsan’s subsidiaries, as grantors, contemporaneously with the delivery of the Note.

The Note bears interest at a rate of 5 percent per annum from the date of issuance through the second anniversary thereof, and 8 percent per annum thereafter, and is payable quarterly from the date of issuance through the first anniversary thereof, and monthly thereafter. The principal amount, and in certain circumstances, the interest rate of the Note are subject to certain adjustments from time-to-time, including as a result of (i) the failure of NXSN to sell $10 million of Series A Preferred Stock during the period beginning date of the Stock Purchase Agreement and ending on the 6 month anniversary of the closing of the Stock Sale, (ii) certain surpluses or deficiencies in the net working capital of Nexsan and the subsidiaries as of the closing of the Stock Sale, (iii) the incurrence by Nexsan of certain one-time expenses within 60 days of the closing of the Stock Sale and (iv) the satisfaction of any indemnity obligation of the Company arising under the Stock Purchase Agreement. The Note also permits the Company, at any time following the closing of the Stock Sale, to convert up to $10 million of the aggregate principal amount thereof into shares of common stock of NXSN at a conversion price of $1.25 per share, representing a 25% premium. The Note includes anti-dilution provisions, negative covenants and other protective provisions that are customary for instruments of its type.

In connection with the consummation of the Stock Sale, we entered into a stockholders agreement with SPPE providing for certain oversight, management and veto rights with respect to NXSN. As a result, we have the right to designate, individually, two of the five directors serving on the NXSN board, and to designate jointly, with SPPE, an additional independent director to serve on the NXSN board, until the Note is paid in full. In addition, we have a consent right with respect to certain actions proposed to be taken by NXSN, including the issuance of additional amendments to its organizational documents and issuances of additional capital stock.

The foregoing descriptions of the Stock Sale, the Stock Purchase Agreement, the Amendment, the Note and the Guaranty and Security Agreement do not purport to be complete and are qualified in their entirety by reference to the Stock Purchase Agreement, the Amendment, the Note and the Guaranty and Security Agreement, which are incorporated herein by reference. A copy of the Stock Purchase Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 22, 2016, and a copy of the Amendment was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 12, 2016. Copies of the Note and the Guaranty and Security Agreement are filed as Exhibits 10.1 and 10.2 hereto, respectively.

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Item 8.01	Other Events.

On January 23, 2017, we issued a press release announcing the consummation of the Stock Sale. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

We incorporate by reference herein the Exhibit Index following the signature page to this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMATION CORP.

Dated: January 27, 2017	By:	/s/ Danny Zheng
	Name:	Danny Zheng
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Senior Secured Convertible Note, dated as of January 23, 2017, payable by NXSN Acquisition Corp. to the Company.
10.2	Guaranty and Security Agreement, dated as of January 23, 2017, by and among the Company, NXSN Acquisition Corp., Nexsan Corporation and the other grantors party thereto.
99.1	Press Release, dated January 23, 2017, announcing the consummation of the Stock Sale.